Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

[                    ] UNITS

U-[•]

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 68839R 302

OSPREY TECHNOLOGY ACQUISITION CORP.

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND ONE HALF OF ONE WARRANT TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT                              is the owner of                              Units.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, $0.0001 par value per share (the “Common Stock”), of Osprey Technology Acquisition Corp., a Delaware corporation (the “Corporation”), and one-half of one redeemable warrant (each, a “Warrant”). Each whole Warrant entitles the holder to purchase one (1) share of Common Stock for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of: (i) thirty (30) days after the Corporation’s consummation of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”), and (ii) twelve (12) months from the completion of the Corporation’s initial public offering (excluding any overallotment exercise), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Corporation consummates its initial Business Combination, or earlier upon redemption of all outstanding shares of Common Stock included in the Units sold in the initial public offering by the Corporation of the Units (the “IPO”) or liquidation of the Corporation (the “Expiration Date”). The Warrant included in this Unit will not become exercisable and will expire worthless in the event the Corporation fails to consummate a Business Combination within the time period required by the Corporation’s Amended and Restated Certificate of Incorporation.

The shares of Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to the 52nd day following the date of the final prospectus relating to the IPO unless Credit Suisse Securities (USA) LLC, acting as representative of the several underwriters, elects to allow separate trading earlier, subject to the Corporation’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Corporation’s receipt of the gross proceeds of the offering and issuing a press release announcing when separate trading will begin. The terms of the Warrants are governed by a Warrant Agreement, dated as of [                         ], 2019, between the Corporation and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004-1561, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Corporation.

Witness the facsimile signature of its duly authorized officers.

President	Secretary

Transfer Agent:

Name:
Title:

1

OSPREY TECHNOLOGY ACQUISITION CORP.

The Corporation will furnish without charge to each stockholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Corporation and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the Units represented hereby are issued and shall be held subject to the terms and conditions applicable to the securities underlying and comprising the Units, including, as applicable, the Amended and Restated Certificate of Incorporation and all amendments thereto, the Warrant Agreement and the resolutions of the Board of Directors providing for the issue of securities (copies of which may be obtained from the secretary of the Corporation), to all of which the holder(s) of this certificate by acceptance hereof assent(s).

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —		Custodian

TEN ENT	—	as tenants by the entireties		(Cust)		(Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		Under Uniform Gifts to Minors

Act
(State)

Additional abbreviations may also be used though not in the above list.

For value received,                          hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

                         Units represented by the within certificate, and do(es) hereby irrevocably constitute(s) and appoint(s)                                               attorney to transfer the said Units on the books of the within named Corporation with full power of substitution in the premises.

Dated :

Notice:	The signature(s) to this assignment must correspond with the name(s) as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 OR ANY SUCCESSOR RULE).

As more fully described in the Corporation’s final prospectus relating to the IPO dated [                        ], 2019, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of funds from the trust account referred to therein only in the event that (a) the Corporation redeems the shares of Common Stock sold in its initial public offering because it does not acquire, engage in a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”) within 24 months from the date of the completion of the Corporation’s initial public offering (excluding any overallotment exercise), (b) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Common Stock sold in the Corporation’s initial public offering (“Public Shares”) in connection with (i) a tender offer (or proxy, solely in the event the Corporation is required to seek stockholder approval of the proposed Business Combination) setting forth the details of a proposed Business Combination or (ii) the Corporation seeking stockholder approval of an amendment to its Amended and Restated Certificate of Incorporation (A) to modify the timing or substance of its obligation to repurchase 100% of Public Shares if the Corporation does not complete an initial Business Combination within the 24 month timeframe or (B) relating to stockholders’ rights or pre-initial Business Combination activity, (c) the Corporation is liquidated or the Corporation’s board of directors otherwise resolves to liquidate the trust account and cease to pursue the consummation of a Business Combination at any time within 24 months of the date of the completion of the Corporation’s initial public offering (excluding any overallotment exercise). In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.